Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 5, 2020 (the “Effective Date”)

BETWEEN:

PURE SUNFARMS CORP., a corporation governed by the laws of British Columbia

(the “Company”)

AND:

MANDESH DOSANJH, of 12456 23A Ave., Surrey, BC V4A 9X6

(the “Employee”)

BACKGROUND FACTS:

A.	The Employee has been employed by the Company since October 1, 2018.
B.	The Company and the Employee are party to an employment agreement dated August 20, 2018 (the “Original Agreement”).
C.	The Company wishes to make available to the Employee and the Employee wishes to accept updated terms and conditions of employment by amending and restating the Original Agreement.
D.

The new terms and conditions of employment that the Company will make available to the Employee through this Agreement include an increase in the Employee’s annual base salary, effective January 1, 2021; an increase in the Employee’s annual target bonus opportunity effective as of the Company’s fiscal year commencing on January 1, 2021; and eligibility for Performance-Based Restricted Share Units (as defined below), all in accordance with, and subject to, the terms of this Agreement.  The Employee acknowledges that such new terms and conditions of employment would not be provided to the Employee except pursuant to this Agreement.

E.

The Company and the Employee wish to enter into this Agreement that will commence on the Effective Date to set forth the amended and restated terms and conditions of employment that will apply between the Company and the Employee.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1.	Commencement of Agreement

This Agreement becomes effective on the Effective Date.  However, the Company will recognize the Employee’s start date with the Company as October 1, 2018 for all applicable purposes under this Agreement.

2.	Term

The Employee will continue to be employed by the Company for an indefinite term (the “Term”) until the Employee’s employment is terminated in accordance with this Agreement.

3.	Position and Duties
(a)

The Company will continue to employ the Employee as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”).  The Employee will be responsible for and perform the duties commensurate with the position of President and CEO, and any other duties as may reasonably be assigned by the Company to the Employee in its sole discretion that reasonably relate to the Employee’s position and office.  The Employee acknowledges and agrees that the Company may reasonably amend the Employee’s duties, responsibilities, title and reporting arrangements from time to time without causing breach of this Agreement, provided such amendments do not constitute constructive dismissal at law.

(b)

The Employee will be employed at the Company’s offices in Delta, British Columbia, or such other location(s) as directed by the Company, provided that if the Company proposes to permanently relocate the Employee outside the Lower Mainland of British Columbia, such relocation will be subject to the mutual agreement of the parties, acting reasonably.  The Employee will also be expected to regularly travel for business purposes, as required by the Company.

(c)	The Employee acknowledges and affirms that he will continue to be employed by the Company in a fiduciary capacity, and as such will owe full fiduciary duties to the Company.
(d)

The Employee agrees that the Employee’s hours of work will vary and be irregular and will be those hours required to perform the duties and responsibilities of the Employee’s position but, in any event, the Employee’s employment shall be on a full-time basis.

(e)

The Employee agrees and consents to act as a director of the Company if so requested and elected.  The Employee further agrees to act as a director and/or officer of any of the Company’s affiliates if so requested by the Board.  All such directorships or offices shall be without any additional compensation or benefits, unless otherwise agreed to by the Company, in its sole discretion.  Upon termination of the Employee’s employment for any reason whatsoever, the Employee will immediately resign all such directorships or offices held by the Employee in the Company or any affiliate, and the Employee agrees that the Employee will be deemed to have resigned such directorships and offices on the date that the Employee’s employment ends.  The Company is hereby authorized as the Employee’s attorney-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Employee.  The Employee will not be entitled to receive any severance payment or other compensation or benefits for the resignation of such directorships or offices.

(f)

This Agreement will continue to apply in the event that the Employee is transferred or promoted to any other position with the Company and notwithstanding any changes in the Employee’s compensation, title, duties, reporting or other terms and conditions of employment.

4.	Service to Company

At all times during the Employee’s employment with the Company, the Employee will:

(a)	well and faithfully serve the Company;
(b)	act in, and promote, the best interests of the Company;
(c)	devote the whole of the Employee’s working time, attention and energies to the business and affairs of the Company;
(d)	comply with all rules, regulations, policies and procedures of the Company as promulgated by the Company and amended from time to time; and
(e)	comply with all laws pertaining to the Employee’s employment with the Company.
5.	Base Salary

The Employee’s base salary will be $345,000 per annum (the “Base Salary”).  Subject to the Employee’s continued employment hereunder and commencing effective January 1, 2021, the Base Salary will be increased to $400,000 per annum.  The Company will pay the Employee’s Base Salary in accordance with the Company’s payroll practices, as amended from time to time.  The Company will prorate the Base Salary for any partial calendar years that the Employee is employed by the Company.

6.	Annual Bonus
(a)

The Employee shall be eligible to receive an annual discretionary incentive payment (the “Annual Bonus”) under the Company’s annual bonus plan based on a target bonus opportunity of 40% of the Employee’s Base Salary, payable based upon the attainment of one or more pre-established Company and personal performance goals (the “Performance Goals”), as established by the Company in consultation with the Employee prior to the commencement of the relevant fiscal year; provided that the actual amount of any Annual Bonus shall be entirely within the discretion of the Company.  Effective as of the Company’s fiscal year commencing on January 1, 2021, the Employee’s annual target bonus opportunity will be increased from 40% of the Employee’s Base Salary to 80% of the Employee’s Base Salary.  Any Annual Bonus is not earned until the date that such Annual Bonus is actually determined to be payable to the Employee (but subject to the Employee’s continued employment with the Company on the date of payment).  Subject to paragraph 6(b) of this Agreement, in the event that the Employee’s employment with the Company terminates for any reason whatsoever, the Employee will cease to be eligible for payment of any portion of an Annual Bonus, prorated or otherwise, for a fiscal year effective the Employee’s “Disqualification Date”, unless otherwise required by the British Columbia Employment Standards Act (the “ESA”).  The Annual Bonus shall not form any part of the Employee’s remuneration package, and is solely discretionary in nature.

(b)

In the event that the Company terminates the Employee’s employment without cause pursuant to either paragraph 13 or paragraph 14 of this Agreement, the Employee will remain eligible for only the following:

(i)

If the Termination Date or COC Termination Date (as defined in paragraph 13 and paragraph 14 of this Agreement), as applicable is after the end of the most recently completed fiscal year but prior to the date of either the Company’s determination of whether any Annual Bonus is payable to the Employee for such most recently completed fiscal year or the payment date for any Annual Bonus actually awarded by the Company to the Employee for such most recently completed fiscal year, the

Employee will remain eligible for an Annual Bonus for such most recently completed fiscal year (“Final Full Fiscal Year Annual Bonus”) in accordance with, and subject to, the terms herein. If the Company has not yet determined whether any Final Full Fiscal Year Annual Bonus is payable to the Employee for such most recently completed fiscal year, the Company will assess the Performance Goals in accordance with its Annual Bonus review process in a manner consistent with any other eligible recipients.  For greater certainty, if as of the Termination Date or COC Termination Date, the Company has awarded a Final Full Fiscal Year Annual Bonus to the Employee but not yet paid it to him, the Employee will receive such Final Full Fiscal Year Annual Bonus.  Any Final Full Fiscal Year Annual Bonus awarded by the Company to the Employee will be paid at the same time as when the Company employed the Employee; and

(ii)

A prorated Annual Bonus (“Prorated Annual Bonus”) for the fiscal year in which the Employee’s employment with the Company is terminated without cause prorated for the number of months that the Employee is employed by the Company and discharging his employment duties for the Company in such fiscal year up to the Termination Date or COC Termination Date, as applicable, in accordance with, and subject to, the terms herein.  The Company will determine whether any Prorated Annual Bonus is payable to the Employee after the completion of the fiscal year in which the Employee’s employment is terminated by the Company.  The Company will assess the Performance Goals in accordance with its Annual Bonus review process in a manner consistent with any other eligible recipients.  Any Prorated Annual Bonus awarded by the Company to the Employee will be paid at the same time as when the Company employed the Employee.

For the purposes of this Agreement, the parties agree that “Disqualification Date” means the earlier of:

(i)	the date the Employee gives or receives notice of termination of employment; and

(ii)the last day the Employee discharges his employment duties for the Company.

Subject to any express requirements under the ESA, the Employee agrees that:

(i)	the Disqualification Date will not be extended by any period of notice of termination or pay in lieu of notice that may be applicable to the Employee, whether statutory, contractual, or otherwise; and
(ii)

no Annual Bonus payment (or portion thereof) shall be paid or payable to the Employee in respect of or attributable to any period of notice of termination or pay in lieu of notice that may be applicable to the Employee following the Disqualification Date, regardless of whether such period of notice of termination (or pay in lieu thereof) arises pursuant to statute, contract, or otherwise.

7.	Long Term Incentives
(a)

In lieu of the right to receive any Shares pursuant to the Share Grant (as these terms are defined in the Original Agreement), the Employee will be eligible to receive restricted share units subject to performance vesting conditions (the “Performance-Based Restricted Share Units”) from the Company’s affiliate, Village Farms International, Inc.

(“Village”) in accordance with, and subject to, the terms, conditions and restrictions of the Performance-Based Restricted Share Unit Agreement between the Employee and Village dated November 5, 2020 (the “Share Unit Agreement”), together with the provisions of the Share-Based Compensation Plan, as referenced in the Share Unit Agreement (the “Plan”) and as such Plan may be amended.  For greater certainty, in the event that the Employee’s employment with the Company terminates for any reason whatsoever, the Employee’s rights, if any, in respect of the Performance-Based Restricted Share Units will be governed by the terms, conditions and restrictions of the Share Unit Agreement and the Plan. The Employee hereby represents and warrants that the Employee has read the Share Unit Agreement and the Plan, including the consequences of ceasing to be an employee of the Company. The Company draws the Employee’s attention to section 5.3 of the Plan and the definition of “Termination Date” in the Plan, and the Company also draws the Employee’s attention to the fact that the Performance-Based Restricted Share Units will vest over a particular period of time and as such, the Company makes no promise to the Employee that the Employee will receive all or any of the Performance-Based Restricted Share Units subject to the Share Unit Agreement.

(b)

The Employee acknowledges and agrees that: (i) the Employee was never issued any Shares pursuant to the Share Grant; (ii) the Share Grant is hereby cancelled and of no further force or effect; (iii) the Employee does not own any direct or indirect interest in the Company; and (iv) the Employee’s eligibility to receive the Performance-Based Restricted Share Units, in accordance with, and subject to, the terms set out above in paragraph 7(a) is being provided to the Employee in lieu of any rights in respect of the Shares and the Share Grant.  In furtherance of the foregoing, the Employee hereby does, remise, release, and forever discharge the Company and its past and present affiliates (together with their respective predecessors, successors and assigns, the “Covered Parties”), with respect to (i) any right, entitlement or interest in or with respect to any of the Shares; (ii) any right, entitlement or interest in or with respect to the Share Grant (or any portion thereof); and (iii) any claim of any nature or kind whatsoever related to any of the Shares and/or the Share Grant (or any portion thereof).  The Employee agrees that each Covered Party is intended to be a third-party beneficiary of this paragraph 7(b), and this paragraph 7(b) may be enforced by each Covered Party in accordance with the terms hereof in respect of the rights granted to such Covered Party hereunder.  For greater certainty, the Employee acknowledges and agrees that this paragraph 7(b) shall survive the termination of the Employee’s employment for any reason whatsoever.

(c)

In the event that the Employee qualifies for the full amount of the Performance-Based Restricted Share Units in accordance with the terms of the Share Unit Agreement and the Plan and the Employee remains employed by the Company as CEO as of October 1, 2021 (the “LTIP Completion Date”), the Employee will be eligible to participate in a new long term incentive plan upon terms and conditions as mutually agreed upon by the Company and the Employee on or around the time of the LTIP Completion Date.

8.	Benefit Plans
(a)

The Employee will continue to be eligible to participate in the Company’s insurance health benefits plans (the “Benefit Plans”) that the Company may make available to its executives from time to time in its discretion, subject to the terms and conditions of the plan documents and the Employee’s ability to qualify for such plans.

(b)	The Employee acknowledges and agrees that the Company may amend or modify the

Benefit Plans (or any benefits provided pursuant to the Benefit Plans) at its sole discretion from time to time with or without notice and, for greater certainty, the foregoing shall not constitute a constructive dismissal. The Employee understands and agrees that the Company is not liable or responsible in the event that the Employee is denied coverage for any benefits – in such circumstances the Employee agrees that the Employee has no legal recourse against the Company.

(c)

The Employee agrees that the Company may deduct the Employee’s share of any benefit premiums in accordance with the Benefit Plans from the Employee’s pay in accordance with the Company’s established payroll practices.

(d)

The Employee will continue to be eligible to be covered by the Company’s directors and officers liability insurance policy that is in effect, subject to the terms and conditions of the policy document(s) and the Employee’s ability to qualify for such coverage.

9.	Expenses

The Employee will be reimbursed by the Company for all reasonable business expenses incurred in the course of the Employee’s employment in accordance with Company policy.  In order to be eligible for reimbursement for business expenses, the Employee must submit valid receipts at the time and in the form designated by the Company.

10.	Vacation

The Employee will continue to be entitled to five (5) weeks of paid vacation per annum consistent with the Company’s practices in effect immediately prior to the Effective Date.  The Employee will take vacation at times approved by the Company.  All vacation entitlement must be taken by the Employee in the year it is earned, unless otherwise approved by the Company in its sole discretion.

11.	No Other Compensation or Benefits

The Employee expressly acknowledges and agrees that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, the Employee will not be entitled by reason of the Employee’s employment by the Company to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.  The Employee further acknowledges that the compensation provided to the Employee in this Agreement represents compensation for all hours worked by the Employee in the performance of the Employee’s duties for the Company.

12.	Termination by the Employee
(a)

The Employee may resign at any time, but only by giving the Company three months’ prior written notice of the effective date of such resignation (the “Resignation Effective Date”).  In the event that the Employee resigns the Employee’s employment, the Company will continue to pay the Employee the Base Salary up to the Resignation Effective Date; pay the Employee the value of any unused accrued vacation entitlement pro-rated for that portion of the calendar year up to the Resignation Effective Date or as may be required by the minimum provisions of the ESA; and reimburse the Employee for any unpaid business expenses.  The Employee will not be entitled to any further compensation or payments from the Company.  For greater certainty, a notice of resignation provided by the Employee to the Company pursuant to this paragraph 12(a) will be deemed to be a notice of termination given by the Employee for the purposes of the definition of Disqualification

Date in paragraph 6, above.
(b)

The Company may waive the Employee’s resignation notice provided pursuant to paragraph 12(a) of this Agreement, in whole or in part, and in such circumstances, the Employee’s employment with the Company will end on the date specified by the Company and the Company will continue to provide the Employee with the following: (i) Base Salary payments in accordance with the Company’s payroll practices through to the Resignation Effective Date; and (ii) benefit coverage under the Benefit Plans (except any benefit coverage which the Company’s insurer(s) do not agree to extend following the end of the Employee’s employment with the Company) through to the Resignation Effective Date.

13.	Termination By the Company Without Cause
(a)

The Company may, at any time, terminate the Employee’s employment without cause immediately on written notice to the Employee (where the date of such notice is defined as the “Termination Date”).  In the event that the Company terminates this Agreement without cause, the Company shall provide the Employee with only the following amounts, subject to the conditions specified in this paragraph 13:

(i)

the Employee’s Base Salary up to the Termination Date; the value of any unused accrued vacation entitlement of the Employee pro-rated for that portion of the calendar year up to the Termination Date or as may be required by the ESA; and reimbursement to the Employee for any unpaid business expenses (with such accrued amounts owing by the Company to the Employee as of the end of the Employee’s employment with the Company defined as the “Accrued Obligations”); and

(ii)	an aggregate amount equal to 12 months of the Employee’s Base Salary in effect on the Termination Date, less all applicable deductions and withholdings (the “Severance Amount”).

The Severance Amount shall be paid in equal installments for a period (the “Severance Period”) of one year in accordance with the Company’s established payroll practices at the time of the Employee’s termination (the “Severance Payments”).  Except for Accrued Obligations, the Severance Payments shall be paid only if the Employee executes and provides the Company with an effective and irrevocable general release of all claims arising from the Employee’s employment with the Company and the termination of the Employee’s employment with the Company in a form acceptable to the Company (the “General Release”).  If the Employee does not sign the General Release, the Employee agrees that the Employee will not be entitled to the Severance Amount or Severance Payments and in such circumstances the Employee will receive only such minimum notice of termination or pay in lieu of notice, as may be required by the ESA.

(b)

The Employee agrees that upon the Employee’s termination without cause the Employee will only be entitled to the amounts and entitlements set forth in this paragraph 13(a).  Without limiting the generality of the foregoing, the Employee agrees that the Employee will not be entitled to any Annual Bonus payment or other bonus or incentive payment (other than the Employee’s eligibility for the Final Full Fiscal Year Annual Bonus and the Prorated Annual Bonus as set out in paragraph 6(b) of this Agreement), vacation pay, benefits, or any other amount or entitlement during the Severance Period or otherwise except as specifically set forth in paragraph 13(a).

(c)

The Employee understands that by complying with this paragraph 13 the Company satisfies its entire obligation under common law and statute to provide notice or pay in lieu of notice to the Employee in the event that the Employee’s employment is terminated without cause and the Employee hereby waives any claim to any other payments or benefits from the Company.

(d)

For greater certainty, this paragraph 13 shall not apply to, and shall have no effect in connection with, any termination of the Employee’s employment by the Company to which paragraph 14 of this Agreement applies.

14.	Termination Upon Change of Control

For the purposes of this Agreement, “Change of Control” means the occurrence, after the Effective Date, of one or more of the following:

(i)

a merger, a consolidation, a reorganization, an amalgamation or an arrangement that results in a transfer of more than 51% of the total voting power of the Company’s outstanding securities (on a fully-diluted basis) to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or

(ii)

a direct or indirect sale or other transfer of beneficial ownership of securities of the Company, possessing more than 51% of the total combined voting power of the Company’s outstanding securities (on a fully-diluted basis), to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), provided however, that a Change of Control shall be deemed not to have occurred if the Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question.

(a)

This paragraph 14 applies only in circumstances where the Company terminates the Employee’s employment without cause during the period commencing upon the consummation of a Change of Control and ending 180 days thereafter (the “COC Period”).  For greater certainty, in the event that the Company terminates the Employee’s employment without cause within the COC Period, the Employee will only be entitled to the payments set forth in this paragraph 14, and the Employee will not also be eligible for the payments set forth in paragraph 13 of this Agreement.

(b)

The Company may, at any time, terminate the Employee’s employment without cause within the COC Period immediately on written notice to the Employee (where the date of such notice is defined as the “COC Termination Date”).  In the event that the Company terminates this Agreement without cause within the COC Period, the Company shall provide the Employee with only the following amounts, subject to the conditions specified in this paragraph 14:

(i)	the Accrued Obligations up to the COC Termination Date; and

(ii)	an aggregate amount equal to 24 months of the Employee’s Base Salary in effect on the COC Termination Date, less all applicable deductions and withholdings (the “COC Severance Amount”).

The Company will pay the Employee the COC Severance Amount as a lump sum.   Except for the Accrued Obligations, the Company’s payment of the COC Severance Amount will be conditional upon the Employee executing and providing to the Company an effective and irrevocable general release of all claims arising from the Employee’s employment with the Company and the termination of the Employee’s employment with the Company in a form acceptable to the Company (the “COC General Release”).  If the Employee does not execute the COC General Release, the Employee agrees that the Employee will not be entitled to the COC Severance Amount and in such circumstances the Employee will receive only such minimum notice of termination or pay in lieu of notice, as required by the ESA.

(c)

The Employee agrees that upon the Employee’s termination without cause during the COC Period the Employee will only be entitled to the amounts and entitlements set forth in paragraph 14(b).  Without limiting the generality of the foregoing, the Employee agrees that the Employee will not be entitled to any Annual Bonus payment or other bonus or incentive payment (other than the Employee’s eligibility for the Final Full Fiscal Year Annual Bonus and the Prorated Annual Bonus as set out in paragraph 6(b) of this Agreement), vacation pay, benefits, or any other amount or entitlement arising from the Employee’s termination without cause during the COC Period, except as specifically set forth in paragraph 14(b).

(d)

The Employee understands that by complying with this paragraph 14 the Company satisfies its entire obligation under common law and statute to provide notice or pay in lieu of notice to the Employee in the event that the Employee’s employment is terminated without cause and the Employee hereby waives any claim to any other payments or benefits from the Company.

15.	Termination for Cause

The Company may terminate the Employee’s employment with the Company at any time for cause without any notice, severance or other payments except Accrued Obligations owing by the Company to the Employee up to the effective date of his termination for cause.  If the Company terminates for cause, and an adjudicator later determines that the Company did not have cause, the Employee agrees that the Employee will only be entitled to damages in the amount that would have been payable on termination without cause under paragraph 13.

16.	Termination by Death of Employee

If the Employee dies, this Agreement will be considered frustrated at law and terminated by that death and the Company will not be required to pay any amounts to any heir or estate of the Employee except the Accrued Obligations owing by the Company to the Employee up to the date of the Employee’s death.

17.	Return of Property and Cessation of Benefits
(a)

Forthwith upon the termination of the Employee’s employment with the Company for any reason whatsoever, or at any other time upon the request of the Company, the Employee will return to the Company and deliver up to the Company all of the Company’s property that is within the Employee’s possession or control.
(b)

Subject to any requirements imposed by the ESA or unless otherwise specified in this Agreement, upon termination of the Employee’s employment for any reason whatsoever, (including, without limitation, the Employee’s termination without cause pursuant to either paragraph 13 or paragraph 14 of this Agreement), the Employee’s entitlement to benefits from the Company pursuant to the Benefit Plans (or otherwise) will end effective the last day of the Employee’s employment with the Company, which date will not be extended by any period of pay in lieu of notice of termination (whether statutory, contractual, or otherwise).

18.	Outside Engagements & Conflicts of Interest

During the Term, the Employee agrees that:

(a)

the Employee will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant, independent contractor, or agent of, or hold a position or office with, any other company, organization, entity, or person, without the prior written consent of the Board;

(b)

the Employee will not, without the Board’s prior written consent, hold any office, acquire any property or enter into any contract, arrangement, understanding or transaction with any other person or entity that would in any way conflict or interfere with the Employee’s duties or obligations under this Agreement or that would otherwise prevent the Employee from performing the Employee’s obligations hereunder; and

(c)	the Employee will promptly, fully and frankly disclose to the Board in writing:
(i)

the nature and extent of any interest the Employee has or may have, directly or indirectly, in any contract, arrangement, understanding or transaction or proposed contract, arrangement, understanding or transaction with the Company or any subsidiary or affiliate of the Company; and

(ii)

every office he may hold or acquire, and every property he may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Employee’s duties and obligations under this Agreement;

and following such disclosure the Board may, in its sole discretion, determine that a conflict of interest exists and require the Employee to eliminate such conflict of interest.

19.	Confidential Information

In this Agreement, “Confidential Information” means any and all information in any form (whether written, electronic, graphic or otherwise) relating to the business, property, assets or operations of the Company or any of its affiliates, licensors, licensees, customers, investors, distributors, suppliers, or persons who have supplied information on a confidential basis to the Company or its affiliates, including, without limitation, business opportunities (including markets which have been investigated); trade secrets; intellectual property; methods, including production methods and techniques; models; passwords; financial information; product or proposed product information; prototypes; formulas; recipes; processes; marketing or business plans and strategies, forecasts, and pricing information; employee, licensor, licensee, customer, investor, distributor, and supplier information and records; computer software programs; agreements and contracts; customer lists; customer contacts; the buying habits and special requirements of customers; the types of products purchased from the Company or its affiliates by customers; financial or business projections; and any information from which the Company or its affiliates derives economic value or the disclosure of which could cause harm to the Company or its affiliates. For sake of clarity, the phrase “Confidential Information” is intended by the parties to be construed broadly and to encompass all information that has or could have commercial value to the Company or its affiliates. Notwithstanding the foregoing, “Confidential Information” will not include:

(a)	information that is lawfully and generally available to the public other than as a result of disclosure, fault or negligence of the Employee;
(b)

information the Employee can establish by written records was in the Employee’s possession prior to the Employee’s employment by the Company and was not subject to any obligation of confidentiality; and

(c)

information the Employee can establish by written records was received without an obligation of confidentiality from a third party who did not acquire or hold such information under any obligation of confidentiality.

20.	Obligation of Confidentiality
(a)

The Employee acknowledges and agrees that during the course of the Employee’s employment with the Company the Employee will have access to, acquire and develop Confidential Information, and that the unauthorized use or disclosure of Confidential Information could have a material adverse effect on the financial, legal, commercial and competitive position and interests of the Company and its affiliates.

(b)	During the Employee’s employment with the Company and at all times thereafter the Employee will:

(i)maintain the strict confidentiality of all Confidential Information;

(ii)

not use the Confidential Information or disclose the Confidential Information except during the Employee’s employment with the Company and only as strictly required to carry out the Employee’s duties and responsibilities for the Company and on a confidential basis, and for no other purpose and in no other manner; and

(iii)	take all precautions necessary to prevent unauthorized access to or use, disclosure or reproduction of the Confidential Information.
(c)

The Employee will, at the Company’s direction during the Employee’s employment, or upon the termination of the Employee’s employment with the Company for any reason whatsoever, immediately return all Confidential Information in the Employee’s possession or control, in whatever form, to the Company.  Upon the termination of the Employee’s employment with the Company for any reason the Employee will, if directed by the Company, permanently delete and destroy all Confidential Information and related records contained in the Employee’s computers and computer systems and in any other electronic or IT systems of the Employee.

(d)

Nothing in this paragraph 20 will prevent the Employee’s disclosure of Confidential Information that is required to be disclosed under applicable laws or legal process, provided that the Employee first gives the Company as much notice as is reasonably and lawfully possible in the circumstances before making any such disclosure and the Employee reasonably cooperates with the Company to obtain a protective order or other means of limiting the disclosure or use of the Confidential information.

21.	Intellectual Property

For the purpose of this Agreement, “Intellectual Property” includes any and all products, materials, information, programs, designs, artwork, data, correspondence, discoveries, concepts, software, know-how, inventions, methods, trademarks, trade names, plans, training and marketing materials, strategies, trade secrets, improvements, modifications, derivative works, ideas, developments, and other intellectual property, whether or not they may be patented, copyrighted, trademarked or otherwise protected, which are disclosed to, made, developed, conceived, contributed to or worked upon by the Employee in connection with or arising from the Employee’s duties or otherwise in the course of the Employee’s employment by the Company, including without limitation, any materials and inventions: (i) that have been substantially facilitated by the use of the Company’s intellectual property or resources, or (ii) the idea for which was gained during the Employee’s employment with the Company.

The Employee agrees as follows:

(a)

the Company is the exclusive owner of all right, title and interest in and to the Intellectual Property, including without limitation, all copyrights, patent rights, trade-marks, trade names, industrial designs, trade secrets and other intellectual property in and to all the Intellectual Property;

(b)

for greater certainty, and to the extent that the Intellectual Property is not already owned by the Company pursuant to the preceding subsection or otherwise, the Employee hereby irrevocably and unconditionally assigns to the Company or its nominee all right, title and interest throughout the world that the Employee may have in any Intellectual Property, including without limitation, all copyrights, patent rights, trade-marks, trade names, industrial designs, trade secrets and other intellectual property in and to all the Intellectual Property, effective at the time each is created;

(c)

if the Employee has any rights to the Intellectual Property that cannot be assigned to the Company, the Employee unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights.  Without limiting the generality of the foregoing, the Employee hereby unconditionally waives any and all moral rights that the Employee may have in the Intellectual Property, including the right to the integrity of the work, the right to be associated with the work or identified as its author, the right to restrain or claim damages for any distortion, mutilation or other modification of them, and the right to restrain their use or reproduction in any context or in connection with any product, service, cause or institution;

(d)

to the extent that a formal transfer or assignment of any rights of the Employee in any of the Intellectual Property is required, or the consent of the Employee to the registration of any right in any Intellectual Property is required, the Employee will execute and deliver or, as applicable, will cause to be so executed and delivered, any further assignments, documentation and other instruments as may be reasonably required by the Company to effect the transfer, assignment or registration; and
(e)

notwithstanding anything in this Agreement to the contrary if, due to the Employee’s unavailability, mental or physical incapacity, or for any other reason, the Company is unable to secure the Employee’s signature on any assignment agreement, patent application or any other document, application or other instrument contemplated by this paragraph, including without limitation any document required in order to apply for or to pursue any application for any Canadian, United States or foreign patent or copyright registrations covering any Intellectual Property assigned to the Company as per this Agreement, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent in fact, to act for and on the Employee’s behalf and stead to execute and, as necessary, file any such agreements, applications, instruments or other documents, and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by the Employee.

22.	Restrictive Covenants
(a)

The Employee acknowledges and agrees that due to the nature of the Employee’s position (including the Employee’s overall responsibility for customer relationships), the broad range of Confidential Information to which the Employee has had (and will continue to have) access to, and because the use of, or even the appearance of the use of, the Confidential Information in certain circumstances may cause irreparable damage to the Company and its reputation, or to investors or customers of the Company, it is necessary for the Company and the Employee to enter into certain post-employment restrictions.  Accordingly, in exchange for the Employee’s eligibility for the incentive compensation specified in paragraph 6 and the long term incentives specified in paragraph 7, the terms in respect of the Employee’s termination without cause specified in paragraph 13, the terms in respect of the Employee’s termination without cause within the COC Period as specified in paragraph 14, and other good and valuable consideration, respectively, the receipt and sufficiency of which are hereby acknowledged, the Employee agrees to the post-employment restrictions set forth herein which will apply in circumstances where the Employee’s employment terminates for any reason.

(b)

The Employee covenants and agrees that for a period of 12 months from the date that the Employee’s employment with the Company ends for any reason whatsoever, the Employee will not (except with the prior express written consent of the Company), directly or indirectly, engage in, be employed by, perform services for, or participate in the ownership or operation of, any Competitive Business, in an executive, management or similar capacity, or as a member of a board of directors.  For purposes hereof, the Company and the Employee agree that “Competitive Business” means: any business carried on in British Columbia or Ontario (other than the business of the Company) that grows, cultivates, extracts, produces, sells, and/or distributes cannabis for medical or non-medical purposes.

(c)

The Employee covenants and agrees that for a period of 12 months from the date that the Employee’s employment with the Company ends for any reason whatsoever, the Employee will not (except with the prior express written consent of the Company), directly or indirectly:

(i)	solicit any person or entity who is a customer of the Company that the Employee dealt with in the course of discharging the Employee’s duties and responsibilities on behalf of the Company during the Employee’s employment with the Company for or in connection with any purpose involving growing, cultivating, extracting, producing, selling and/or distributing cannabis for medical or non-medical purposes;

(ii)

solicit any person or entity who is a customer of the Company that the Employee dealt with in the course of discharging the Employee’s duties and responsibilities on behalf of the Company during the Employee’s employment with the Company for the purpose of inducing that person or entity to reduce or terminate the person’s or entity’s level of business with the Company; or

(iii)	seek to recruit or solicit any employee of the Company to leave their employment with the Company.
23.	Non-disparagement

During the Employee’s employment with the Company and after the termination of the Employee’s employment with the Company for any reason whatsoever, the Employee agrees that, except as may be required by law, the Employee will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Company or its affiliates, or any of their past or present employees, officers or directors.

24.	Remedies

The Employee acknowledges and agrees that any breach or threatened breach of paragraphs 19-23 inclusive of this Agreement would cause or result in irreparable harm, loss and damages to the Company for which the Company could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach of any of such paragraphs, the Company will have the right to seek an injunction, specific performance or other equitable relief or other relief, including an accounting of all the Employee’s profits or benefits arising out of any such breach, and the Employee waives all defences to the strict enforcement of this Agreement.  It is further acknowledged and agreed that the remedies of the Company specified in this paragraph are in addition to, and not in substitution for, any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.  The Employee acknowledges and agrees that paragraphs 19 through 23 of this Agreement shall survive the termination of the Employee’s employment for any reason whatsoever.  In the event that the Employee breaches or threatens to breach any provision of this Agreement, including but not limited to paragraphs 19 through 23, or commences any legal proceedings challenging the validity or enforceability of any of paragraphs 19 through 23, any remaining Severance Payments due to the Employee under paragraph 13(a) of this Agreement that are in excess of the Employee’s entitlements under the ESA will immediately cease and the Company may seek return of any payments previously made to the Employee under paragraph 13(a), except any amount that the Employee is entitled to receive pursuant to the ESA.

25.	Notification to Future Employers

The Employee agrees that the Employee will inform the Employee’s prospective or subsequent employers or principals (the “Future Employers”) of the terms and conditions of this Agreement or any other policy or agreement between the Employee and the Company that may be in effect at, or survive, the termination of the Employee’s employment (the “Surviving Obligations”).  If the Employee fails to satisfy the Company that the Employee has complied with the Employee’s disclosure obligations under this provision, the Employee agrees that the Company may, at its discretion, contact any Future Employer and inform them of the Surviving Obligations.

26.	Warranty By Employee

The Employee represents and warrants that the Employee is not a party to any agreement, or otherwise bound by any duty to another person or entity, that may restrict the Employee’s ability to enter into this Agreement or perform the duties and responsibilities contemplated by this Agreement.  The Employee further agrees that in the performance of the duties and responsibilities contemplated by this Agreement the Employee will not disclose or use any confidential or proprietary information belonging to any prior employer or other persons or entities.

27.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

28.	Minimum Standards

If any provision of this Agreement provides for a lesser benefit to the Employee than the minimum standards contained in any applicable legislation, the minimum standard contained in any such legislation will prevail and be deemed to apply to the extent of the inconsistency.

29.	Dispute Resolution
(a)

The parties agree that subject to the exceptions specified below in subparagraph (b), all claims or disputes arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the provisions of the Arbitration Act (British Columbia).  The parties agree that prior to invoking arbitration under this provision, they will, for a period of up to 30 days after issuance of notice of the dispute or claim from one party to the other party, attempt to negotiate a resolution to such dispute or claim.  The arbitration shall take place in Vancouver, British Columbia and shall be conducted in the English language.  The arbitration award shall be given in writing and shall be final and binding on the parties.  The award shall give reasons and shall deal with the question of costs of arbitration and all related matters.  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.  The parties may waive this arbitration agreement by mutual agreement, in which case the parties will attorn to the exclusive jurisdiction of the courts of the province of British Columbia.

(b)	The parties agree that the Company may enforce the terms of paragraphs 19-23 inclusive of this Agreement by seeking injunctive or other relief in a court of competent jurisdiction in respect thereof.
30.	Entire Agreement

The terms and conditions of this Agreement are in addition to, and not in substitution for, the obligations, duties and responsibilities imposed by law on employees of corporations generally, and the Employee agrees to comply with such obligations, duties and responsibilities.  Subject to the foregoing, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes and replaces all prior written and oral agreements, offer letters, and representations made by either party in respect of the subject matter hereof, including, without limitation, the Original Agreement, and all such agreements, offer letters, and representations are hereby cancelled and of no further force and effect, and both parties renounce any reliance on them.  This Agreement may only be varied by further written agreement signed by the Employee and the Company.

31.	Affiliates

The parties agree that for the purposes of this Agreement, “affiliate” means when used with respect to the Company, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

32.	Further Assurances

The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

33.	Surviving Obligations

The termination of the Employee’s employment with the Company for any reason whatsoever will not prejudice the rights and obligations of the parties under this Agreement.

34.	Currency, Deductions and Withholdings

All payments by the Company to the Employee under this Agreement will be made in Canadian funds and will be subject to all required statutory deductions and withholdings.

35.	Assignment

The Employee agrees that this Agreement may be assigned by the Company to any of its affiliates or, with the Employee’s consent, to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  The Employee shall not be entitled to any payment or other consideration or to any advance notice of any such assignment and, for greater certainty, such assignment shall not constitute a constructive dismissal.  The Employee may not assign or delegate the Employee’s duties under this Agreement without the prior written consent of the Company.

36.	Severability

If any provision of this Agreement or any part thereof will for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part will be severable and severed from this Agreement and the other provisions of this Agreement will remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

37.	Waiver

Any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by any other act or conduct or by any indulgence, delay or omission.  Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

38.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Electronic and pdf copies of signed signature pages shall be binding originals.

39.	Independent Legal Advice

The Employee hereby acknowledges and confirms having the full opportunity to seek independent legal advice prior to signing this Agreement, and further acknowledges that the Employee has read, understood, and agreed to be bound by all of the terms and conditions contained herein.

[execution page follows]

IN WITNESS WHEREOF the parties have entered into this Agreement as of the day and year first above written.

PURE SUNFARMS CORP.

Per:/s/ Michael A. DeGiglioAuthorized Signatory

Signed by MANDESH DOSANJH in the presence of: Witness Signature Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Mandesh Dosanjh MANDESH DOSANJH